Exhibit 99.1

Contact:

Charles L. Dunlap, CEO

Frederick W. Boutin, CFO

Gregory J. Pound, COO

303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES THAT MORGAN STANLEY INTENDS TO EXPLORE STRATEGIC OPTIONS FOR ITS INVESTMENT IN TRANSMONTAIGNE

December 20, 2013	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced that representatives of Morgan Stanley, which indirectly controls the general partner of TLP, announced that it is currently exploring strategic options for its stake in TransMontaigne Inc., the indirect parent of TransMontaigne GP L.L.C., the general partner of TLP.  While there can be no assurance as to the form of any transaction, it may include a sale or other disposition of either TransMontaigne GP L.L.C. or TransMontaigne Inc., either of which  would result in a change in control of TLP.

There can be no assurance that a transaction will occur, or the timing of any such transaction.  TLP does not currently intend to disclose further developments with respect to this process except to the extent required by law or otherwise deemed appropriate by its general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  TransMontaigne Partners has no officers or employees and all of our management and operational activities are provided by officers and employees of TransMontaigne Services Inc. TransMontaigne Services Inc. is an indirect wholly owned subsidiary of TransMontaigne Inc. TransMontaigne Inc. is an indirect wholly owned subsidiary of Morgan Stanley. We are controlled by our general partner, TransMontaigne GP L.L.C., which is an indirect wholly owned subsidiary of TransMontaigne Inc. News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 12, 2013. Further, the company is subject to the risks and uncertainties of any strategic alternative, including whether any strategic alternative will be identified and, if identified, whether it will be pursued and consummated.  We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations after the date of this release.

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